Exhibit 99.1 - Explanation of Responses
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(1) Shares previously acquired by Harvey P. Eisen in connection with his services as a director of the Issuer.

(2) On October 1, 2007 shares of the Issuer previously held by Bedford Oak Partners, L.P., a private investment partnership managed by Bedford Oak Management, LLC ("BOM"), were transferred to two other private investment partnerships managed by BOM. Harvey P. Eisen is the managing member of BOM.

(3) The shares are owned directly by Bedford Oak Acorn, L.P. and Bedford Oak Capital, L.P. (the "Partnerships"). A portion of these securities may also be deemed to be owned beneficially indirectly by BOM, the general partner of each of the Partnerships and by Harvey P. Eisen, the managing member of BOM, in accordance with the respective "pecuniary interests" of such persons (within the meaning of Exchange Act Rule 16a-1(a)(2). An affiliated entity, Bedford Oak Advisors, LLC as investment manager of each of the Partnerships has the power to vote and dispose of such shares but has no pecuniary interest therein. The BOM and Mr. Eisen disclaim any beneficial interest in such securities in excess of such pecuniary interest.